Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Resignation of Randy Foutch from Board of Directors

DENVER – August 29, 2011 – Bill Barrett Corporation (the “Company”) (NYSE: BBG) announced today that Randy A. Foutch resigned from the Company’s Board of Directors in order to focus his time on his duties as Chief Executive Officer and a director of Laredo Petroleum, Inc., an exploration and production company founded by Mr. Foutch in 2006.

Chairman, CEO and President Fred Barrett commented, “Randy has a long and successful history in the oil and natural gas industry and has provided our Company with valuable leadership and insight through his position on our Board of Directors. We are grateful for his contributions to our success over the years and wish him continued success at Laredo Petroleum.”

Mr. Foutch joined the Bill Barrett Corporation Board of Directors in July 2006. His resignation from the Company was effective August 25, 2011.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.